Exhibit 99.1
YETI Reports Second Quarter 2024 Results
Net Sales Increased 15%; Adjusted Net Sales Increased 9%
EPS Increased 23%; Adjusted EPS Increased 34%
Raises Full Year 2024 Sales and EPS Outlook

Austin, Texas, August 8, 2024 – YETI Holdings, Inc. (“YETI”) (NYSE: YETI) today announced its financial results for the second quarter ended June 29, 2024. YETI reports its financial performance in accordance with accounting principles generally accepted in the United States of America (“GAAP”) and as adjusted on a non-GAAP basis. Please see “Non-GAAP Financial Measures,” and “Reconciliation of GAAP to Non-GAAP Financial Information” below for additional information and reconciliations of the non-GAAP financial measures to the most comparable GAAP financial measures.

Second Quarter 2024 Highlights

•Net sales increased 15%, inclusive of the recall reserve adjustment in the second quarter of 2023 that reduced sales by $24.5 million; Adjusted net sales, which exclude the recall reserve adjustment, increased 9%
◦Coolers & Equipment net sales increased 31%; Coolers & Equipment adjusted net sales increased 14%
◦Drinkware net sales and adjusted net sales both increased 6%
◦Wholesale net sales increased 21%; Wholesale adjusted net sales increased 11%
◦Direct-to-consumer net sales increased 11%; Direct-to-consumer adjusted net sales increased 7%
◦International net sales increased 35%; International adjusted net sales increased 34%
◦U.S. net sales increased 12%; U.S. adjusted net sales increased 5%
•Gross margin expanded 360 basis points to 57.0%; Adjusted gross margin expanded 280 basis points to 57.7%
•Operating margin expanded 200 basis points to 14.5%; Adjusted operating margin expanded 160 basis points to 17.3%
•EPS increased 34% to $0.59; Adjusted EPS increased 23% to $0.70

Matt Reintjes, President and Chief Executive Officer, commented, “YETI delivered another great quarter, highlighted by our Coolers & Equipment category and continued growth of our business outside the United States. Supported by a strong lineup of new innovation, we were well positioned to capitalize on cooler demand, which we saw steadily build throughout the quarter. Additionally, our Drinkware category performance was punctuated by strong sell-through in the Wholesale channel and the continued successful expansion and broadening of our product portfolio. This product portfolio, combined with our uniquely relevant brand across broad communities of users, not only supported our domestic growth but also drove a third consecutive quarter of over 30% growth in our international business. Finally, we continued to realize excellent gross margin expansion, which enabled us to deliver operating margin improvement while continuing to invest across our strategic priorities.”

Mr. Reintjes continued, “The brand continues to build from a place of strength and has great momentum heading into the second half of the year. We continue to stoke brand engagement, executing on our breadth and depth strategy across our expansive range of communities, events, and partnerships. From a product standpoint, we are focused on driving awareness around our recent launches while also delivering new innovation in the second half of the year, including our first formal entry into the premium cookware market. From an execution standpoint, we are building the foundation needed to support our future growth on a global basis, including making progress towards broadening our global supply footprint.”

Second Quarter 2024 Results

Sales increased 15% to $463.5 million, compared to $402.6 million during the same period last year. The recall reserves unfavorably impacted sales by $24.5 million in the prior year quarter. See “Product Recall Reserves” below for additional information on the impact of the product recalls referenced throughout this press release.

Adjusted sales, which exclude the unfavorable impact of the recall reserve adjustment in the second quarter of 2023, increased 9% to $463.5 million.

Sales and adjusted net sales for the second quarter of 2024 and 2023 include $2.3 million and $12.5 million, respectively, of sales related to gift card redemptions in connection with recall remedies.

•Direct-to-consumer (“DTC”) channel sales increased 11% to $250.4 million, compared to $226.4 million in the prior year quarter, due to growth in both Coolers & Equipment and Drinkware. Excluding the impact related to the recall reserves, DTC channel adjusted sales increased 7% to $250.4 million.
•Wholesale channel sales increased 21% to $213.1 million, compared to $176.2 million in the same period last year, due to growth in both Coolers & Equipment and Drinkware. Excluding the impact of the recall reserves, wholesale channel adjusted sales increased 11% to $213.1 million.
•Drinkware sales increased 6% to $246.5 million, compared to $233.4 million in the prior year quarter, driven by the continued expansion and innovation of our Drinkware product offerings and new seasonal colorways.
•Coolers & Equipment sales increased 31% to $205.9 million, compared to $156.6 million in the same period last year, driven by strong performance in soft coolers and bags. Excluding the impact of the recall reserves, Coolers & Equipment adjusted sales increased 14% to $205.9 million.

Gross profit increased 23% to $264.3 million, or 57.0% of sales, compared to $214.8 million, or 53.4% of sales, in the second quarter of 2023. The recall reserves unfavorably impacted gross profit by $19.4 million in the second quarter of 2023, and had a favorable 150 basis point impact on the increase in gross margin compared to the prior year quarter. The remaining increase in gross margin was primarily due to lower inbound freight costs and lower product costs.

Adjusted gross profit increased 14% to $267.5 million, or 57.7% of adjusted sales, compared to $234.3 million, or 54.9% of adjusted sales, in the second quarter of 2023. The 280 basis point increase in gross margin was primarily due to lower inbound freight costs and lower product costs.

Selling, general, and administrative (“SG&A”) expenses increased 20% to $196.9 million, compared to $164.5 million in the second quarter of 2023. The recall reserves unfavorably impacted SG&A expenses by $10.7 million in the second quarter of 2023. As a percentage of sales, SG&A expenses increased 160 basis points to 42.5% from 40.9% in the prior year period. Excluding the impact of the recall reserves, SG&A expenses increased $21.7 million primarily due to higher employee costs, higher variable expenses on higher sales, and marketing expenses.

Adjusted SG&A expenses increased 12% to $187.5 million, compared to $167.2 million in the second quarter of 2023. As a percentage of adjusted sales, adjusted SG&A expenses increased 140 basis points to 40.5% from 39.1% in the prior year period. This increase was primarily due to higher employee costs.

Operating income increased 34.0% to $67.4 million, or 14.5% of sales, compared to $50.3 million, or 12.5% of sales during the prior year quarter.

Adjusted operating income increased 19% to $80.0 million, or 17.3% of adjusted sales, compared to $67.1 million, or 15.7% of adjusted sales during the same period last year.

Net income increased 32% to $50.4 million, or 10.9% of sales, compared to $38.1 million, or 9.5% of sales in the prior year quarter; Net income per diluted share was $0.59, compared to $0.44 in the prior year quarter.

Adjusted net income increased 20% to $59.6 million, or 12.9% of adjusted sales, compared to $49.8 million, or 11.7% of adjusted sales in the prior year quarter; Adjusted net income per diluted share increased 23% to $0.70, compared to $0.57 per diluted share in the prior year quarter.

Six Months Ended June 29, 2024 Results

Sales increased 14% to $804.9 million, compared to $705.4 million in the prior year. The recall reserves unfavorably impacted sales by $24.5 million in the prior year period. See “Product Recall Reserves” below for additional information on the impact of the product recalls referenced throughout this press release.

Adjusted sales, which exclude the unfavorable impact of the recall reserve adjustment in the first half of 2023, increased 10% to $804.9 million.

Sales and adjusted net sales for the first six months of 2024 and 2023 include $4.3 million and $12.5 million, respectively, of sales related to gift card redemptions in connection with recall remedies.

•DTC channel sales increased 11% to $438.2 million, compared to $393.4 million in the prior year period, due to growth in both Coolers & Equipment and Drinkware. Excluding the impact related to the recall reserves, DTC channel adjusted sales increased 9% to $438.2 million.
•Wholesale channel sales increased 18% to $366.7 million, compared to $312.0 million in the same period last year, due to growth in both Coolers & Equipment and Drinkware. Excluding the impact related to the recall reserves, wholesale channel adjusted sales increased 12% to $366.7 million.
•Drinkware sales increased 9% to $461.1 million, compared to $423.7 million in the prior year period, driven by the continued expansion and innovation of our Drinkware product offerings and new seasonal colorways.
•Coolers & Equipment sales increased 25% to $325.8 million, compared to $261.0 million in the same period last year, driven by strong performance in soft coolers and bags. Excluding the impact related to the recall reserves, Coolers & Equipment adjusted sales increased 14% to $325.8 million.

Gross profit increased 22% to $459.1 million, or 57.0% of sales, compared to $376.7 million, or 53.4% of sales, in the prior year period. The recall reserves unfavorably impacted gross profit by $18.2 million in first six months of 2023 and had a favorable 70 basis point impact on the increase in gross margin compared to the prior year. The remaining increase was primarily due to lower inbound freight costs and lower product costs.

Adjusted gross profit increased 17% to $463.9 million, or 57.6% of adjusted sales, compared to $394.9 million, or 54.1% of adjusted sales, in the prior year period. The 350 basis point increase in gross margin was primarily due to lower inbound freight costs and lower product costs.

Selling, general, and administrative (“SG&A”) expenses increased 18% to $365.9 million, compared to $311.3 million in the prior year period. The recall reserves unfavorably impacted SG&A expenses by $10.5 million in the first half of 2023. As a percentage of sales, SG&A expenses increased 140 basis points to 45.5% from 44.1% in the prior year period. Excluding the impact of the recall reserves, SG&A expenses increased $44.1 million primarily due to higher employee costs, higher variable expenses on higher sales, and marketing expenses.

Adjusted SG&A expenses increased 12% to $344.3 million, compared to $306.1 million in the prior year period. As a percentage of adjusted sales, adjusted SG&A expenses increased by 90 basis points to 42.8% from 41.9% in the prior year period. This increase was primarily due to higher employee costs.

Operating income increased 43% to $93.2 million, or 11.6% of sales, compared to $65.4 million, or 9.3% of sales during the prior year period.

Adjusted operating income increased 35% to $119.6 million, or 14.9% of adjusted sales, compared to $88.8 million, or 12.2% of adjusted sales during the same period last year.

Net income increased 36% to $66.3 million, or 8.2% of sales, compared to $48.6 million, or 6.9% of sales in the prior year period; Net income per diluted share was $0.77, compared to $0.56 in the prior year.

Adjusted net income increased 36% to $88.9 million, or 11.0% of adjusted sales, compared to $65.3 million, or 8.9% of adjusted sales in the prior year period; Adjusted net income per diluted share increased 37% to $1.03, compared to $0.75 per diluted share in the prior year.

Balance Sheet and Other Highlights

Cash decreased $10.2 million to $212.9 million, compared to $223.1 million at the end of the second quarter of 2023.

Inventory increased 17% to $378.3 million, compared to $322.0 million at the end of the prior year quarter. This increase was primarily driven by the re-stock of the full line up of our soft coolers as well as bags inventory in connection with the Mystery Ranch acquisition.

Total debt, excluding finance leases and unamortized deferred financing fees, was $80.2 million, compared to $84.4 million at the end of the second quarter of 2023. During the second quarter of 2024, we made mandatory debt payments of $1.1 million.

Updated 2024 Outlook

Mr. Reintjes concluded, “Supported by our execution in the front half of the year, we are increasing both our top line and bottom line outlooks. This reflects our strong second quarter results and continued confidence in our ability to deliver the second half of the year despite an uncertain macro environment. Finally, given our strong cash position, we will continue to actively pursue and evaluate strategic opportunities for capital deployment.”

For Fiscal 2024, YETI expects:

•Adjusted sales to increase between 8% and 10% (versus previous outlook of between 7% and 9%);
•Adjusted operating income as a percentage of adjusted sales of approximately 16.5% (versus previous outlook of between 16.0% and 16.5%);
•An effective tax rate of approximately 25.2% (compared to 24.8% in the prior year period);
•Adjusted net income per diluted share between $2.61 and $2.65 (versus previous outlook of between $2.49 and $2.62), reflecting a 16% to 18% increase;
•Diluted weighted average shares outstanding of approximately 86.0 million (versus previous outlook of 86.1 million); and
•Capital expenditures between $50 million and $60 million (versus previous outlook of approximately $60 million) primarily to support investments in technology and new product innovation.

Product Recall Reserves

The results of Fiscal 2023 included in this press release include the impact of product recalls on certain soft coolers, which we refer to as the “product recalls” herein unless otherwise indicated. We recorded the following impacts as a result of recall reserve adjustments. These impacts are excluded from our non-GAAP results:

	Three Months Ended		Six Months Ended
	June 29, 2024	July 1, 2023	June 29, 2024	July 1, 2023
Decrease to net sales(1)	$—	$(24,490)	$—	$(24,506)
Decrease to cost of goods sold(2)	—	5,052	—	6,305
Decrease to gross profit	—	(19,438)	—	(18,201)
Decrease to SG&A expenses(3)	—	10,716	—	10,549
Decrease to income before income taxes	$—	$(8,722)	$—	$(7,652)
_________________________
(1)Primarily reflects the unfavorable impact of the recall reserve adjustment related to higher estimated future recall remedies. Of the total net sales impact, $8.1 million and $16.4 million was allocated to our DTC and wholesale channels, respectively, for the three and six months ended July 1, 2023. These amounts were allocated based on the historical channel sell-in basis of the affected products.
(2)Primarily reflects the favorable impact of the recall reserve adjustment related to lower estimated costs of future product replacement remedy elections and logistics costs for the three and six months ended July 1, 2023.
(3)Primarily reflects the favorable impact of the recall reserve adjustment related to lower estimated other recall-related costs, including logistics costs.

2024 Accelerated Share Repurchase

As previously announced, during the first quarter of 2024, our Board of Directors approved a share repurchase program of up to $300 million of YETI’s common stock (the “Share Repurchase Program”). On February 27, 2024, we entered into an accelerated share repurchase agreement (the “ASR Agreement”) with Goldman Sachs & Co. LLC (“Goldman Sachs”) to repurchase $100 million of YETI’s common stock. Pursuant to the ASR Agreement, we made a payment of $100 million to Goldman Sachs and received an initial delivery of approximately 2.0 million shares of YETI’s common stock. In the second quarter of 2024, the ASR Agreement was completed, and we received approximately 0.6 million additional shares of YETI’s common stock. The ASR Agreement resulted in the total repurchase of approximately 2.6 million shares. As of June 29, 2024, $200 million remained available under the Share Repurchase Program.

Conference Call Details
A conference call to discuss the second quarter of 2024 financial results is scheduled for today, August 8, 2024, at 8:00 a.m. Eastern Time. Investors and analysts interested in participating in the call are invited to dial 800-717-1738 (international callers, please dial 646-307-1865) approximately 10 minutes prior to the start of the call. A live audio webcast of the conference call will be available online at http://investors.yeti.com. A replay will be available through August 22, 2024 by dialing 844-512-2921 (international callers, 412-317-6671). The accompanying access code for this call is 1160266.

About YETI Holdings, Inc.
Headquartered in Austin, Texas, YETI is a global designer, retailer, and distributor of innovative outdoor products. From coolers and drinkware to bags and apparel, YETI products are built to meet the unique and varying needs of diverse outdoor pursuits, whether in the remote wilderness, at the beach, or anywhere life takes you. By consistently delivering high-performing, exceptional products, we have built a strong following of brand loyalists throughout the world, ranging from serious outdoor enthusiasts to individuals who simply value products of uncompromising quality and design. We have an unwavering commitment to outdoor and recreation communities, and we are relentless in our pursuit of building superior products for people to confidently enjoy life outdoors and beyond. For more information, please visit www.YETI.com.

Non-GAAP Financial Measures
In addition to our results determined in accordance with GAAP, we supplement our results with non-GAAP financial measures, including adjusted net sales, adjusted gross profit, adjusted SG&A expenses, adjusted operating income, adjusted net income, adjusted net income per diluted share (which we also refer to as adjusted EPS) as well as adjusted gross profit and adjusted SG&A expenses, adjusted operating income and adjusted net income as a percentage of adjusted net sales. Our management uses these non-GAAP financial measures in conjunction with GAAP financial measures to measure our profitability and to evaluate our financial performance. We believe that these non-GAAP financial measures provide meaningful supplemental information regarding the underlying operating performance of our business and are appropriate to enhance an overall understanding of our financial performance. These non-GAAP financial measures have limitations as analytical tools in that they do not reflect all of the amounts associated with our results of operations as determined in accordance with GAAP. Because of these limitations, these non-GAAP financial measures should be considered along with GAAP financial performance measures. The presentation of these non-GAAP financial measures is not intended to be considered in isolation or as a substitute for, or superior to, financial information prepared and presented in accordance with GAAP. Investors are encouraged to review the reconciliation of these non-GAAP financial measures to their most directly comparable GAAP financial measures. A reconciliation of the non-GAAP financial measures to such GAAP measures can be found below.

YETI does not provide a reconciliation of forward-looking non-GAAP to GAAP financial measures because such reconciliations are not available without unreasonable efforts. This is due to the inherent difficulty in forecasting with reasonable certainty certain amounts that are necessary for such reconciliation, including in particular the impact of the product recalls and realized and unrealized foreign currency gains and losses reported within other expense. For the same reasons, we are unable to forecast with reasonable certainty all deductions and additions needed in order to provide a forward-looking GAAP financial measures at this time. The amount of these deductions and additions may be material and, therefore, could result in forward-looking GAAP financial measures being materially different or less than forward-looking non-GAAP financial measures. See “Forward-looking statements” below.

Forward-looking statements
This press release contains ‘‘forward-looking statements’’ within the meaning of the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical or current fact included in this press release are forward-looking statements. Forward-looking statements include statements containing words such as “anticipate,” “assume,” “believe,” “can have,” “contemplate,” “continue,” “could,” “design,” “due,” “estimate,” “expect,” “forecast,” “goal,” “intend,” “likely,” “may,” “might,” “objective,” “plan,” “predict,” “project,” “potential,” “seek,” “should,” “target,” “will,” “would,” and other words and terms of similar meaning in connection with any discussion of the timing or nature of future operational performance or other events. For example, all statements made relating to our future expectations relating to our share repurchase program, demand and market conditions, pricing conditions, expected sales, gross margin, operating expense and cash flow levels, and our expectations for opportunity, growth, investments, and new products, including those set forth in the quotes from YETI’s President and CEO, and the 2024 financial outlook provided herein, constitute forward-looking statements. All forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially from those that are expected and, therefore, you should not unduly rely on such statements. The risks and uncertainties that could cause actual results to differ materially from those expressed or implied by these forward-looking statements include but are not limited to: (i) economic conditions or consumer confidence in future economic conditions; (ii) our ability to maintain and strengthen our brand and generate and maintain ongoing demand for our products; (iii) our ability to successfully design, develop and market new products; (iv) our ability to effectively manage our growth; (v) our ability to expand into additional consumer markets, and our success in doing so; (vi) the success of our international expansion plans; (vii) our ability to compete effectively in the outdoor and recreation market and protect our brand; (viii) the level of customer spending for our products, which is sensitive to general economic conditions and other factors; (ix) problems with, or loss of, our third-party contract manufacturers and suppliers, or an inability to obtain raw materials; (x) fluctuations in the cost and availability of raw materials, equipment, labor, and transportation and subsequent manufacturing delays or increased costs; (xi) our ability to accurately forecast demand for our products and our results of operations; (xii) our relationships with our national, regional, and independent retail partners, who account for a significant portion of our sales; (xiii) the impact of natural disasters and failures of our information technology on our operations and the operations of our manufacturing partners; (xiv) our ability to attract and retain skilled personnel and senior management, and to maintain the continued efforts of our management and key employees; (xv) the impact of our indebtedness on our ability to invest in the ongoing needs of our business, and (xvi) our ability to successfully execute our share repurchase program and its impact on stockholder value and the volatility of the price of our common stock. For a more extensive list of factors that could materially affect our results, you should read our filings with the United States Securities and Exchange Commission (the “SEC”), including our Annual Report on Form 10-K for the year ended December 30, 2023, as such filings may be amended, supplemented or superseded from time to time by other reports YETI files with the SEC.

These forward-looking statements are made based upon detailed assumptions and reflect management’s current expectations and beliefs. While YETI believes that these assumptions underlying the forward-looking statements are reasonable, YETI cautions that it is very difficult to predict the impact of known factors, and it is impossible for YETI to anticipate all factors that could affect actual results.

The forward-looking statements included here are made only as of the date hereof. YETI undertakes no obligation to publicly update or revise any forward-looking statement as a result of new information, future events, or otherwise, except as required by law. Many of the foregoing risks and uncertainties may be exacerbated by the global business and economic environment, including ongoing geopolitical conflicts. Solely for convenience, certain trademark and service marks referred to in this press release appear without the ® or ™ symbols, but those references are not intended to indicate, in any way, that we will not assert, to the fullest extent under applicable law, our rights to these trademarks and service marks.

Investor Relations Contact:
Tom Shaw, 512-271-6332
Investor.relations@yeti.com

Media Contact:
YETI Holdings, Inc. Media Hotline
Media@yeti.com
* * * * *

YETI HOLDINGS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)
(In thousands, except per share amounts)

	Three Months Ended		Six Months Ended
	June 29, 2024	July 1, 2023	June 29, 2024	July 1, 2023
Net sales	$463,499	$402,563	$804,893	$705,359
Cost of goods sold	199,193	187,725	345,774	328,651
Gross profit	264,306	214,838	459,119	376,708
Selling, general, and administrative expenses	196,886	164,507	365,882	311,279
Operating income	67,420	50,331	93,237	65,429
Interest (expense) income, net	(548)	(731)	111	(1,325)
Other income (expense), net	391	1,244	(3,710)	1,250
Income before income taxes	67,263	50,844	89,638	65,354
Income tax expense	(16,867)	(12,773)	(23,387)	(16,719)
Net income	$50,396	$38,071	$66,251	$48,635

Net income per share
Basic	$0.59	$0.44	$0.77	$0.56
Diluted	$0.59	$0.44	$0.77	$0.56

Weighted-average shares outstanding
Basic	84,794	86,677	85,575	86,603
Diluted	85,468	87,196	86,313	87,141

YETI HOLDINGS, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)
(In thousands, except per share amounts)

	June 29, 2024	December 30, 2023	July 1, 2023
ASSETS
Current assets
Cash	$212,937	$438,960	$223,136
Accounts receivable, net	159,050	95,774	131,599
Inventory	378,296	337,208	321,955
Prepaid expenses and other current assets	56,966	42,463	45,234
Total current assets	807,249	914,405	721,924
Property and equipment, net	131,858	130,714	131,809
Operating lease right-of-use assets	80,425	77,556	57,659
Goodwill	72,894	54,293	54,293
Intangible assets, net	136,886	117,629	110,929
Other assets	2,993	2,595	8,825
Total assets	$1,232,305	$1,297,192	$1,085,439

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable	$175,199	$190,392	$143,435
Accrued expenses and other current liabilities	112,138	130,026	162,170
Taxes payable	23,821	33,489	6,199
Accrued payroll and related costs	17,856	23,141	15,170
Operating lease liabilities	16,365	14,726	11,775
Current maturities of long-term debt	6,481	6,579	6,167
Total current liabilities	351,860	398,353	344,916
Long-term debt, net of current portion	75,829	78,645	81,106
Operating lease liabilities, non-current	78,217	76,163	57,269
Other liabilities	20,539	20,421	14,942
Total liabilities	526,445	573,582	498,233

Stockholders’ Equity
Common stock	890	886	884
Treasury stock, at cost	(200,878)	(100,025)	(100,025)
Additional paid-in capital	402,495	386,377	371,348
Retained earnings	504,687	438,436	317,186
Accumulated other comprehensive loss	(1,334)	(2,064)	(2,187)
Total stockholders’ equity	705,860	723,610	587,206
Total liabilities and stockholders’ equity	$1,232,305	$1,297,192	$1,085,439

YETI HOLDINGS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)
(In thousands, except per share amounts)

	Six Months Ended
	June 29, 2024	July 1, 2023
Cash Flows from Operating Activities:
Net income	$66,251	$48,635
Adjustments to reconcile net income to cash provided by (used in) operating activities:
Depreciation and amortization	23,559	23,197
Amortization of deferred financing fees	326	276
Stock-based compensation	17,325	14,113
Deferred income taxes	(1,966)	15,309
Impairment of long-lived assets	2,025	—
Loss on modification and extinguishment of debt	—	330
Product recalls	—	8,538
Other	2,343	(2,792)
Changes in operating assets and liabilities:
Accounts receivable	(60,085)	(51,941)
Inventory	(25,380)	48,830
Other current assets	(9,946)	(11,468)
Accounts payable and accrued expenses	(50,065)	(54,109)
Taxes payable	(13,503)	(9,112)
Other	1,402	(1,025)
Net cash (used in) provided by operating activities	(47,714)	28,781
Cash Flows from Investing Activities:
Purchases of property and equipment	(21,636)	(25,068)
Business acquisition, net of cash acquired	(36,164)	—
Additions of intangibles, net	(14,635)	(6,849)
Net cash used in investing activities	(72,435)	(31,917)
Cash Flows from Financing Activities:
Repayments of long-term debt	(2,109)	(5,625)
Payments of deferred financing fees	—	(2,824)
Taxes paid in connection with employee stock transactions	(1,202)	(1,825)
Proceeds from employee stock transactions	—	1,573
Finance lease principal payment	(2,491)	(1,236)
Repurchase of common stock	(100,000)	—
Net cash used in financing activities	(105,802)	(9,937)
Effect of exchange rate changes on cash	(72)	1,468
Net decrease in cash	(226,023)	(11,605)
Cash, beginning of period	438,960	234,741
Cash, end of period	$212,937	$223,136

YETI HOLDINGS, INC.
Supplemental Financial Information
Reconciliation of GAAP to Non-GAAP Financial Information
(Unaudited) (In thousands except per share amounts)

	Three Months Ended		Six Months Ended
	June 29, 2024	July 1, 2023	June 29, 2024	July 1, 2023
Net sales	$463,499	$402,563	$804,893	$705,359
Product recall(1)	—	24,490	—	24,506
Adjusted net sales	$463,499	$427,053	$804,893	$729,865

Gross profit	$264,306	$214,838	$459,119	$376,708
Transition costs(2)	3,208	—	4,755	—
Product recall(1)	—	19,438	—	18,201
Adjusted gross profit	$267,514	$234,276	$463,874	$394,909

Selling, general, and administrative expenses	$196,886	$164,507	$365,882	$311,279
Non-cash stock-based compensation expense	(8,828)	(7,338)	(17,325)	(14,113)
Long-lived asset impairment	—	—	(2,025)	—
Product recall(1)	—	10,716	—	10,549
Organizational realignment costs(3)	—	(702)	(1,122)	(1,582)
Transition costs(4)	(140)	—	(682)	—
Business optimization expense(5)	(415)	—	(415)	—
Adjusted selling, general, and administrative expenses	$187,503	$167,183	$344,313	$306,133

Gross margin	57.0%	53.4%	57.0%	53.4%
Adjusted gross margin	57.7%	54.9%	57.6%	54.1%
SG&A expenses as a % of net sales	42.5%	40.9%	45.5%	44.1%
Adjusted SG&A expenses as a % of adjusted net sales	40.5%	39.1%	42.8%	41.9%
_________________________
(1)Represents adjustments and charges associated with product recalls.
(2)Represents inventory step-up costs and inventory disposal costs in connection with the acquisition of Mystery Ranch, LLC. Inventory step-up costs are expensed as the acquired inventory is sold.
(3)Represents employee severance costs in connection with strategic organizational realignments.
(4)Represents transition costs in connection with the acquisition of Mystery Ranch, LLC, including third-party business integration costs.
(5)Represents start-up, transition and integration costs associated with our new distribution facility in the United Kingdom.

YETI HOLDINGS, INC.
Supplemental Financial Information
Reconciliation of GAAP to Non-GAAP Financial Information
(Unaudited) (In thousands except per share amounts)

	Three Months Ended		Six Months Ended
	June 29, 2024	July 1, 2023	June 29, 2024	July 1, 2023
Operating income	$67,420	$50,331	$93,237	$65,429
Adjustments:
Non-cash stock-based compensation expense(1)	8,828	7,338	17,325	14,113
Long-lived asset impairment(1)	—	—	2,025	—
Product recalls(2)	—	8,722	—	7,652
Organizational realignment costs(1)(3)	—	702	1,122	1,582
Business optimization expense(1)(7)	415	—	415	—
Transition costs(4)	3,348	—	5,437	—
Adjusted operating income	$80,011	$67,093	$119,561	$88,776

Net income	$50,396	$38,071	$66,251	$48,635
Adjustments:
Non-cash stock-based compensation expense(1)	8,828	7,338	17,325	14,113
Long-lived asset impairment(1)	—	—	2,025	—
Product recalls(2)	—	8,722	—	7,652
Organizational realignment costs(1)(3)	—	702	1,122	1,582
Business optimization expense(1)(7)	415	—	415	—
Transition costs(4)	3,348	—	5,437	—
Other income (expense), net(5)	(391)	(1,245)	3,710	(1,251)
Tax impact of adjusting items(6)	(2,989)	(3,802)	(7,358)	(5,414)
Adjusted net income	$59,607	$49,786	$88,927	$65,317

Net sales	$463,499	$402,563	$804,893	$705,359
Adjusted net sales	$463,499	$427,053	$804,893	$729,865

Operating income as a % of net sales	14.5%	12.5%	11.6%	9.3%
Adjusted operating income as a % of adjusted net sales	17.3%	15.7%	14.9%	12.2%

Net income as a % of net sales	10.9%	9.5%	8.2%	6.9%
Adjusted net income as a % of adjusted net sales	12.9%	11.7%	11.0%	8.9%

Net income per diluted share	$0.59	$0.44	$0.77	$0.56
Adjusted net income per diluted share	$0.70	$0.57	$1.03	$0.75

Weighted average shares outstanding used to compute adjusted net income per diluted share	85,468	87,196	86,313	87,141
_________________________
(1)These costs are reported in SG&A expenses.
(2)Represents adjustments and charges associated with product recalls.
(3)Represents employee severance costs in connection with strategic organizational realignments.
(4)Represents transition costs in connection with the acquisition of Mystery Ranch, LLC, including inventory step-up costs, inventory disposal costs and third-party business integration costs.
(5)Other income (expense), net substantially consists of realized and unrealized foreign currency gains and losses on intercompany balances that arise in the ordinary course of business.
(6)Represents the tax impact of adjustments calculated at an expected statutory tax rate of 24.5% for each of the three and six months ended June 29, 2024 and July 1, 2023.
(7)Represents start-up, transition and integration costs associated with our new distribution facility in the United Kingdom.

YETI HOLDINGS, INC.
Supplemental Financial Information
Reconciliation of GAAP to Non-GAAP Financial Measures
(Unaudited) (In thousands)

	Three Months Ended June 29, 2024			Three Months Ended July 1, 2023
	Net Sales	Product Recalls(1)	Adjusted Net Sales	Net Sales	Product Recalls(1)	Adjusted Net Sales
Channel
Wholesale	$213,129	$—	$213,129	$176,175	$16,358	$192,533
Direct-to-consumer	250,370	—	250,370	226,388	8,132	234,520
Total	$463,499	$—	$463,499	$402,563	$24,490	$427,053

Category
Coolers & Equipment	$205,942	$—	$205,942	$156,610	$24,490	$181,100
Drinkware	246,523	—	246,523	233,417	—	233,417
Other	11,034	—	11,034	12,536	—	12,536
Total	$463,499	$—	$463,499	$402,563	$24,490	$427,053

Geographic Region
United States	$386,886	$—	$386,886	$345,888	$23,892	$369,780
International	76,613	—	76,613	56,675	598	57,273
Total	$463,499	$—	$463,499	$402,563	$24,490	$427,053
_________________________
(1)Represents adjustments and charges associated with product recalls.

	Six Months Ended June 29, 2024			Six Months Ended July 1, 2023
	Net Sales	Product Recalls(1)	Adjusted Net Sales	Net Sales	Product Recalls(1)	Adjusted Net Sales
Channel
Wholesale	$366,697	$—	$366,697	$312,004	$16,374	$328,378
Direct-to-consumer	438,196	—	438,196	393,355	8,132	401,487
Total	$804,893	$—	$804,893	$705,359	$24,506	$729,865

Category
Coolers & Equipment	$325,848	$—	$325,848	$260,964	$24,506	$285,470
Drinkware	461,103	—	461,103	423,704	—	423,704
Other	17,942	—	17,942	20,691	—	20,691
Total	$804,893	$—	$804,893	$705,359	$24,506	$729,865

Geographic Region
United States	$662,682	$—	$662,682	$598,874	$23,901	$622,775
International	142,211	—	142,211	106,485	605	107,090
Total	$804,893	$—	$804,893	$705,359	$24,506	$729,865
(1)Represents adjustments and charges associated with product recalls.

YETI HOLDINGS, INC.
Fiscal 2024 Outlook
(Unaudited) (In thousands except per share amounts)

	Fiscal 2023	Fiscal 2024 Outlook
		Low	High
Adjusted net sales	$1,680,413	$1,814,846	$1,848,454

Adjusted operating income	$262,785	$299,450	$304,995
Adjusted operating income as a % of adjusted net sales	15.6%	16.5%	16.5%

Adjusted net income	$196,987	$223,989	$228,138
Adjusted net income as a % of adjusted net sales	11.7%	12.3%	12.3%

Adjusted net income per diluted share	$2.25	$2.61	$2.65
Weighted average shares outstanding - diluted	87,403	85,974	85,974

YETI HOLDINGS, INC.
Supplemental Financial Information
Reconciliation of GAAP to Non-GAAP Financial Information
(Unaudited) (In thousands)

Twelve Months Ended
December 30, 2023
Net sales	$1,658,713
Product recall(1)	21,700
Adjusted net sales	$1,680,413

Operating income	$225,458
Adjustments:
Non-cash stock-based compensation expense(2)	29,800
Long-lived asset impairment(2)	2,927
Product recalls(1)	1,895
Organizational realignment costs(2)(3)	1,582
Business optimization expense(2)(4)	582
Transaction costs(2)(5)	541
Adjusted operating income	$262,785

Net income	$169,885
Adjustments:
Non-cash stock-based compensation expense(2)	29,800
Long-lived asset impairment(2)	2,927
Product recalls(1)	1,895
Organizational realignment costs(2)(3)	1,582
Business optimization expense(2)(4)	582
Transaction costs(2)(5)	541
Other expense(6)	(1,430)
Tax impact of adjusting items(7)	(8,795)
Adjusted net income	$196,987

Operating income as a % of net sales	13.6%
Adjusted operating income as a % of net sales	15.6%

Net income as a % of net sales	10.2%
Adjusted net income as a % of net sales	11.7%

Net income per diluted share	$1.94
Adjusted net income per diluted share	$2.25

Weighted average common shares outstanding used to compute adjusted net income per diluted share	87,403
_________________________
(1)Represents adjustments and charges associated with product recalls.
(2)These costs are reported in SG&A expenses.
(3)Represents employee severance costs in connection with strategic organizational realignments.
(4)Represents start-up costs, transition and integration charges associated with our new distribution facilities in the Netherlands and Australia.
(5)Represents third-party costs related to the announced acquisition of Mystery Ranch, LLC, including professional, legal, and other transaction costs.
(6)Other expense substantially consists of realized and unrealized foreign currency gains and losses on intercompany balances that arise in the ordinary course of business.
(7)Represents the tax impact of adjustments calculated at an expected statutory tax rate of 24.5%.